Exhibit 99.1

For:        TECHNOLOGY RESEARCH CORPORATION                                                                                                      Contact:  Robert D. Woltil
5250 140th Avenue North                                                                                                   Chief Financial Officer
Clearwater, Florida 33760                                                                                                       Tel:  (727) 812-0551
Owen Farren, President & CEO                                                                                                      Fax:  (727) 535-9691
                          Web Page:  www.trci.net

TECHNOLOGY RESEARCH ANNOUNCES ACQUISITION OF SHORELINE REEL PRODUCT LINE

CLEARWATER, FLORIDA, November 29, 2010 - Technology Research Corporation (TRCI – NASDAQ) today announced the acquisition of the assets associated with the Shoreline Reel® product line owned by TDI Products, Inc (TDI) of Atlantic Beach, Florida. TDI develops, produces, assembles, promotes and sells manual and motorized cord and hose reels, marketed under the Shoreline Reels trademark, for recreational vehicles, boats, and other industrial applications.  The asset purchase includes the Shoreline Reel® product line, trademarks, inventories, customer relationships and intellectual property related to the cord and hose reel business.  TDI will retain ownership of certain other assets, including the real estate.

Owen Farren, President and CEO of TRC stated “TRC is excited to add the Shoreline Reel® product line to our product portfolio in support of our specialty vehicle strategy.  TDI and the Shoreline Reel® products enjoy a very strong reputation for product quality and customer support in both the RV and marine markets. ”

Tom Caldwell, President of TDI Products, Inc said “I am pleased to join TRC and look forward to working with the team to strengthen our position in the markets we serve and expanding the product line into markets that TRC serves.  The synergies make this an excellent partnership.”  Tom has joined the management team at TRC. Todd Blaudow, Vice President of TDI, will provide consulting services to TRC in the engineering and product development areas.

Technology Research Corporation is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology.  These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.  More information is available at www.trci.net.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.